EXHIBIT 8.1

[Shearman & Sterling LLP Letterhead]

November 14, 2016

Minebea Co., Ltd.

4106-73 Oaza Miyota, Miyota-machi

Kitasaku-gun, Nagano 389-0293

Japan

Ladies and Gentlemen:

We are acting as U.S. tax counsel to Minebea Co., Ltd., a limited liability, joint-stock company incorporated under the laws of Japan (“Minebea”), in connection with the preparation of the Registration Statement on Form F-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of common stock of Minebea to be delivered in a share exchange between Minebea and MITSUMI ELECTRIC CO., LTD., a limited liability, joint-stock company incorporated under the laws of Japan (“MITSUMI”), under the Companies Act of Japan (the “Share Exchange”) pursuant to a business integration agreement and a related share exchange agreement dated as of March 30, 2016 between Minebea and MITSUMI. Any defined term used and not defined herein has the meaning given to it in the prospectus (the “Prospectus”) included in the Registration Statement.

For purposes of the opinion set forth below, we have, with the consent of Minebea and MITSUMI, relied upon the accuracy of the descriptions of the transactions in the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date of effectiveness of the Registration Statement, it is our opinion that:

Subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “TAXATION—U.S. Federal Income Tax Consequences” is our opinion as to the material U.S. federal income tax consequences of the Share Exchange to U.S. Holders (as such term is defined in “TAXATION”) under currently applicable law.

This opinion letter speaks only as of the date of effectiveness of the Registration Statement. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus under “Questions and Answers About the Share Exchange and Voting Procedures for the Extraordinary General Meetings of Shareholders—What are the U.S. tax consequences of the share exchange?”, “SUMMARY—Material U.S. Federal Income Tax Consequences of the Share Exchange,” “RISK FACTORS—The U.S. federal income tax consequences to U.S. Holders of the share exchange are not certain.”, “THE SHARE EXCHANGE—Material U.S. Federal Income Tax Consequences of the Share Exchange,” “TAXATION—U.S. Federal Income Tax Consequences” and “LEGAL MATTERS.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

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